Exhibit 99.1

Contact:

Gretchen Hommrich

Vice President, Investor Relations

(615) 861-6000

ACADIA HEALTHCARE APPOINTS HEATHER DIXON AS CHIEF FINANCIAL OFFICER

Dixon Brings Over 25 Years of Financial and Healthcare Experience

David Duckworth to Step Down After 12 Years as Acadia’s CFO

Larry Harrod, EVP, Finance Announces Retirement; Tim Sides to Assume Responsibilities

Company Reaffirms Full Year Fiscal 2023 Guidance

FRANKLIN, Tenn. (June 1, 2023) — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (“Acadia” or the “Company”) today announced Heather Dixon has been appointed Chief Financial Officer (CFO), effective July 10, 2023. Dixon succeeds David Duckworth, who has decided to step down after more than a decade as the Company’s CFO. Duckworth will work closely with Dixon in an advisory capacity to support a smooth transition of responsibilities.

Dixon brings significant executive-level financial expertise, with substantial payer, provider and pharmacy experience across the healthcare landscape. She will join Acadia from Everside Health, where she serves as the CFO, providing strategic direction and oversight of company finances with a focus on growth and innovation within the direct primary and mental health care space. She also led Everside Health’s 385 health centers across 34 states, bringing extensive facility-based operational experience to the Company. Prior to that, she held senior leadership positions at Walgreens Boots Alliance, Inc., where she was the Senior Vice President, Global Controller and Chief Accounting Officer; as well as with Aetna, a CVS Health Company, where she was Vice President, Controller and Chief Accounting Officer. Dixon is an independent board member of Addus HomeCare and served on the board of Signify Health from 2021 through its recent acquisition by CVS Health.

“The Board and I are thrilled to welcome Heather and believe her depth of experience and financial and business acumen make her a strong addition to the Acadia team,” said Chris Hunter, Chief Executive Officer of Acadia. “Heather is a highly respected senior executive who has a proven track record of strong financial leadership at companies across the healthcare ecosystem. Acadia is building significant momentum in our business, as we are advancing all five key areas of our long-term growth plan to meet the increasing demand for our diversified services across our network of behavioral healthcare facilities. We are confident that Heather’s experience and insights will be instrumental in executing our growth plans.”

Dixon said, “I am honored to be named Acadia’s next CFO and build on the Company’s strong financial foundation and leadership as the largest standalone behavioral health company in the nation. I look forward to working with Chris and the rest of the leadership team to ensure that we remain well positioned to create value for all our stakeholders while fulfilling our commitment to helping more patients and families in need.”

Hunter also remarked, “David has been a valued member of the Acadia team, not only leading the Company’s finance function, but also playing an important role in the advancement and execution of Acadia’s strategy. We thank him for his contributions through multiple phases of the Company’s evolution, and we appreciate his continued support in facilitating a seamless transition.”

-MORE-

ACHC Appoints Heather Dixon as CFO

June 1, 2023

“It has been a privilege to be part of such an outstanding team over the past 12 years,” said Duckworth. “I am extremely proud of what we have accomplished, including building Acadia’s service line and geographic platforms that we have today, and I believe we are well positioned for continued growth with our strong balance sheet, favorable growth trajectory, and experienced facility and corporate leadership teams. I look forward to following Acadia’s continued success for years to come.”

The Company also announced that Larry Harrod, Executive Vice President, Finance, intends to retire from Acadia, effective June 30, 2023. Following his retirement, his responsibilities will be assumed by Tim Sides, currently Group CFO of Acadia’s Specialty Group, who is being promoted to Senior Vice President Operations Finance. He will report to Dixon. Sides brings more than two decades of financial and industry experience to his new role, having served as Group CFO at Acadia since 2020 and having previously served as Regional Director of Finance at Universal Health Services, Inc. In his time at Acadia, Sides has been responsible for key aspects of the Company’s operational and financial processes and initiatives.

Hunter added, “We appreciate Larry’s many contributions to Acadia since he joined in 2019. After a successful career spanning more than 40 years, we congratulate him on his well-deserved retirement.

Tim is a valued and highly respected member of our team, and we are delighted for him to expand his responsibilities within our organization.”

Acadia also today reaffirmed its full year fiscal 2023 guidance, as initially provided on February 27, 2023, and reaffirmed on April 26, 2023.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of March 31, 2023, Acadia operated a network of 250 behavioral healthcare facilities with approximately 11,100 beds in 39 states and Puerto Rico. With approximately 23,000 employees serving more than 75,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that

-MORE-

ACHC Appoints Heather Dixon as CFO

June 1, 2023

Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) potential disruptions to our information technology systems or a cybersecurity incident; and (vii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

-END-